Exhibit 10.1.1

Amendment #1 to

SHARED SERVICES AGREEMENT

THIS AMENDMENT #1 TO SHARED SERVICES AGREEMENT (this “Amendment”), dated December 8, 2015, and effective as of the Effective Date, is made by and between Dell Inc., for itself and its Subsidiaries (“Dell”), and SecureWorks Corp. (f/k/a SecureWorks Holding Corporation), for itself and its Subsidiaries (“Spyglass”) (each a “Party” and collectively, the “Parties”) and amends the Shared Services Agreement, dated July 20, 2015, that was entered into by and between the Parties (“Agreement”). Capitalized terms used herein, but not defined herein, shall have the meanings given to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, Dell is providing to Spyglass certain Services set forth on Service Schedules in accordance with the terms and subject to the conditions set forth in the Agreement; and

WHEREAS, the Parties desire to add an additional Service to the Agreement; and

WHEREAS, the Parties desire to amend Section 8.01 of the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Amendment, the Parties, intending to be legally bound, hereby agree as follows:

1. Additional Service. Pursuant to Section 2.01(f) of the Agreement, the Parties hereby agree to add Service Schedule K (Insurance) to the Agreement and the services described therein shall be Services provided under the Agreement. The attached Service Schedule K (Insurance) is hereby incorporated into and made part of the Agreement.

2. Section 8.01. Section 8.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 8.01 Dell Indemnity.

(a) General. Dell agrees to indemnify, defend and hold Spyglass and the Spyglass Subsidiaries, and their respective successors, assigns, members, principals, officers, directors, employees and agents, harmless from and against any and all Third Party claims, actions, damages, losses, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of the gross negligence or willful misconduct of Dell in the performance of this Agreement.

(b) State Sales, Use, VAT, GST and Indirect Taxes. Dell also agrees to indemnify, defend and hold Spyglass and the Spyglass Subsidiaries, and their respective successors, assigns, members, principals, officers, directors, employees and agents, harmless from and against liability, if any, for unpaid state sales, use, VAT, GST and indirect taxes (including any interest or penalties imposed with respect to such tax) imposed with respect to sales of taxable protective and detective services or taxable information services completed between September 1, 2011 and August 1, 2015 if, and to the extent that, such sales were incorrectly categorized as non-taxable consulting services at the time they occurred.”

3. Miscellaneous. Except as amended by the terms of this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control. This Amendment and the Agreement constitute the sole and entire understanding of the Parties with respect to the matters contemplated hereby and supersede and render null and void all prior negotiations, representations, agreements, and understandings (oral and written) between the Parties with respect to such matters. This Amendment shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

DELL INC.

By:	/s/ Janet B. Wright
Name:	Janet B. Wright
Title:	Vice President & Assistant
Secretary

SECUREWORKS CORP.

By:	/s/ Michael R. Cote
Name:	Michael R. Cote
Title:	President and Chief Executive
Officer

Schedule K

Insurance

Summary Description of Services

Functional Category	Services	Cost
Insurance	Dell will obtain coverage for Spyglass under Dell’s insurance policies, other than Dell’s directors and officers liability insurance policies, in place from time to time (“Dell Policies”).	Spyglass will pay Dell the arm’s length, fair value of such coverage.

Terms and Conditions Specifically Applicable to Insurance Services:

•	The insurance received by Spyglass hereunder shall be subject to the terms and conditions of the Dell Policies.

•	With respect to any retention amounts that may be required under any Dell Policy, in the event that Spyglass brings a claim and some or all of a retention amount is required to be paid in connection with such claim, Spyglass will pay a portion of the retention amount as follows:

•	$1 million if the Dell Policy applicable to the claim is Dell’s E&O insurance policy;

•	$20,000 if the Dell Policy applicable to the claim is Dell’s property insurance policy; or

•	$200,000 if the Dell Policy applicable to the claim is any other Dell Policy (i.e., a Dell Policy other than Dell’s E&O insurance policy or property insurance policy).

•	Dell Service Coordinator:

•	Spyglass Service Coordinator: